Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

INTEGRATED SECURITY SYSTEMS, INC.

ANNOUNCES DEFINITIVE MERGER PLANS WITH

ISATORI TECHNOLOGIES, INC.

Merger allows iSatori, an emerging worldwide nutritional supplements company, access to growth capital and liquidity, furthering the interests of the IZZI shareholders

DALLAS, TEXAS – February 20, 2012 – Integrated Security Systems, Inc. (“IZZI”) and iSatori Technologies, Inc. announce the execution of a mutual merger agreement. iSatori Technologies, Inc. is a worldwide, rapidly growing developer and marketer of scientifically engineered nutritional supplements with specific markets including weight loss and sports nutrition that are distributed through Fortune 500 U.S. retailers and in over 14 countries.

Commenting on this development, Russell Cleveland, CEO of Integrated Security Systems, Inc., noted that “the stockholders of IZZI are excited at the prospect of this merger with iSatori. Led by award-winning entrepreneur, Stephen Adele, iSatori brings highly effective products to the robust and growing $122-Billion U.S. nutrition industry. This merger provides growth capability to our firm.”

Augmenting Mr. Cleveland’s comments was Stephen Adele, founder, CEO and President of iSatori Technologies, Inc. Mr. Adele added, “our merger with IZZI completes an important milestone of procuring growth capital to continue our expansion, and to further accelerate the sales and distribution of our top selling supplement brands. The partnership, which we have struck with IZZI, strengthens our future of which we are proud and excited.”

The merger will be consummated upon completion of the audit of iSatori’s financial statements and certain other closing conditions ..

Integrated Security Systems, Inc. is headquartered in Dallas, Texas and has discontinued its operations other than maintaining its cash balances over the past 12 months.

iSatori Technologies, Inc. is a leading nutritional supplements company based in metropolitan Denver, Colorado and supplies Fortune 500 distributors and merchandisers with its scientifically engineered products.

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